UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 29, 2011

DJSP ENTERPRISES, INC.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	001-34149	98-0667099
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 South Pine Island Road Plantation, Florida	33324
(Address of Principal Executive Offices)	(Zip Code)

(954) 727-8217

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 29, 2011, DAL Group, LLC (“DAL”), a subsidiary of DJSP Enterprises, Inc. (the “Company”), completed the sale of all of the outstanding shares (the “Shares”) of its subsidiary, Timios, Inc. (“Timios”) to Timios Acquisition Corp. (“TAC”), a subsidiary of Homeland Security Capital Corporation (“HSCC”).  Timios provides services including settlement services and asset valuation, including but not limited to title insurance and escrow services, from its multiple locations strategically placed for time-zone sensitive fulfillment.

Pursuant to the purchase agreement, dated May 27, 2011, between HSCC, TAC, Timios, and DAL (the “Purchase Agreement”), as consideration for the Shares, TAC will pay an aggregate purchase price equal to the sum of the following: $1.15 million in cash paid at the closing of the transaction, and up to approximately $1.35 million to be paid as a fixed percentage of net revenue until the full amount is paid.

A copy of the Purchase Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K filed on May 31, 2011, and is incorporated herein by reference.  The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DJSP Enterprises, Inc.
(Registrant)

Date July 31, 2011	By	/s/ Stephen J. Bernstein
Stephen J. Bernstein, President and Chief Executive Officer